UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2014

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, CA	91320-1799
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 805-447-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 1, 2014, Amgen Inc. (“Amgen”), Amgen Manufacturing Limited, a wholly-owned subsidiary of Amgen, and Glaxo Group Limited (“GSK”) entered into a Termination and Transition Agreement (the “Transition Agreement”) terminating in part and amending in part the Collaboration Agreement dated as of July 27, 2009 relating to the commercialization of denosumab for osteoporosis indications in certain geographic territories, by and between Amgen and GSK (the “Collaboration Agreement”). The Collaboration Agreement was described in a Form 8-K filed by Amgen on July 27, 2009 and was filed on November 6, 2009, as an exhibit to Amgen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

The Transition Agreement terminates the Collaboration Agreement for all countries and regions of the collaboration territory (including the European Union, Switzerland, Norway, Russia and Mexico) except for Australia. All commercial activities assigned to GSK under the Collaboration Agreement other than those in Australia will be transitioned back to Amgen no later than December 31, 2014 (the period from the effectiveness of the Transition Agreement until the transition date, the “Transition Period”). In exchange for the early termination (except Australia) of the Collaboration Agreement, Amgen will pay to GSK an initial payment and specific milestones over the Transition Period totaling $275 million. In addition, Amgen will reimburse GSK $15 million for costs incurred by GSK in performing its obligations during the Transition Period.

The Transition Agreement does not change the terms of the separate Expansion Agreement dated as of July 27, 2009 relating to the commercialization of denosumab for all indications in certain geographic territories, by and between Amgen and GSK, as amended to date, which continues in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: April 3, 2014	By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President. General Counsel and Secretary